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EXHIBIT 9

                         [LOGO OF CHASE APPEARS HERE]
                                                                        ANNEX A

December 16, 1998

Board of Directors
Consolidated Cigar Holdings Inc.
5900 North Andrews Avenue
Fort Lauderdale, Florida 33309-2369

Members of the Board:

  You have informed us that Societe Nationale d'Exploitation Industrielle des Tabacs et Allumettes (the "Buyer"), Dorsay Acquisition Corp., a wholly-owned subsidiary of the Buyer ("Sub"), and Consolidated Cigar Holdings Inc. (the "Company") propose to enter into an Agreement and Plan of Merger, dated as of December 16, 1998 (the "Merger Agreement"), which provides, among other things, for the tender offer (the "Offer") by Sub for all outstanding shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Shares") and the Company's Class B Common Stock, par value $.01 per share (the "Class B Shares" together with the Class A Shares, the "Company Shares") at a purchase price per Company Share of $17.85 (the "Consideration"), to be followed by a merger of Sub with and into the Company (the "Merger") pursuant to which each then outstanding Company Share not acquired in the Offer, other than Company Shares held in the treasury or held by Sub, Buyer or any other wholly owned subsidiary of Buyer or as to which dissenter's rights have been perfected, will be converted into the right to receive an amount equal to the Consideration in cash. Together, the Offer and the Merger, taken as a whole and not separately, are referred to herein as the "Transaction."

  You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders of Class A Shares (other than Buyer and its affiliates) of the Consideration to be received by such holders in the Transaction.

  In arriving at the opinion set forth below, we have, among other things:

  (a)reviewed a draft of the Merger Agreement in the form provided to us and have assumed that the final form of the Merger Agreement will not vary in any regard that is material to our analysis;

  (b) reviewed certain publicly available business and financial information that we deemed relevant relating to the Buyer and the Company and the respective industries in which they operate;

  (c)reviewed certain internal non-public financial and operating data provided to us by or on behalf of the management of the Company relating to the Company, including management forecasts and projections of future financial results of the Company;

  (d)discussed with members of the senior management and representatives of the Company, the Company's operations, historical financial statements and future prospects, as well as such other matters as we deemed necessary or appropriate;

  (e)compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the relevant historical stock prices and trading volumes of the Class A Shares and certain publicly traded securities of such other companies;

  (f)reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed relevant to the Transaction and otherwise relevant to our inquiry;

  (g)considered our discussions (and in certain cases the descriptions provided to us of various discussions held by others) with third parties with respect to such third parties' potential interest in the acquisition of the Company; and

  (h)made such other analyses and examinations as we have deemed necessary or appropriate.

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  We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available for purposes of this opinion, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company, nor assumed any obligation to conduct a physical inspection of the properties and facilities of the Company. We have assumed that the financial forecast and projection information provided to us by or on behalf of the Company have been reasonably determined on bases reflecting the best currently available estimates and judgements of the management of the Company as to the future financial performance of the Company. We express no view as to such forecast or projection information or the assumptions on which they were based.

  Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Class A Shares (other than the Buyer and its affiliates) of the Consideration to be received by such holders in the Transaction and we express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. This opinion does not constitute a recommendation to any holder of Company Shares as to whether such holder should tender Company Shares in the Offer or as to how such holder of Company Shares should vote with respect to the Merger.

  Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as a financial advisor to the Company in connection with the Transaction and will receive a fee for our services, payment of which is contingent on either the entering into of the Merger Agreement or the consummation of the Offer. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and/or investment banking services to the Buyer and the Company and their affiliates, including serving as agent bank under credit facilities of the Company and its affiliates. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of the Buyer and the Company and their affiliates for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Consideration to be received by the holders of the Class A Shares (other than Buyer and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.

  This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction and shall not be used for any other purpose without the prior written consent of Chase Securities Inc.

                                          Very truly yours,

                                          CHASE SECURITIES INC.

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